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                                                                  Exhibit (a)(6)

                         NORTHERN INSTITUTIONAL FUNDS
                          (a Delaware business trust)


           AMENDMENT NO. 5 TO THE AGREEMENT AND DECLARATION OF TRUST

          The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Institutional Funds (the "Trust") on May 2, 2000:

          RESOLVED, that the Agreement and Declaration of Trust of Northern Institutional Funds be amended to change the designation and name of the A, C and D Classes of the "MarketCommand Portfolio" to the A, C and D Classes of the "Blue Chip 20 Portfolio"; and

          FURTHER RESOLVED, that the officers of the Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including, but not limited to, any instrument to be filed with the Secretary of State of the State of Delaware, and to do any and all other acts, in the name of the Trust and on its behalf, as he, she or they may deem necessary or desirable in connection with or in furtherance of the foregoing resolutions.


Date:  May 2, 2000                      /s/ Jeffrey A. Dalke
                                        --------------------
                                        Jeffrey A. Dalke
                                        Secretary